                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                       Armstrong World Industries, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                        [LOGO OF ARMSTRONG APPEARS HERE]

                        Armstrong World Industries, Inc.


To all Armstrong shareholders:

  You are cordially invited to attend the 1996 Annual Meeting of the Shareholders to be held at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, on Monday,
April 29, 1996, at 10:00 a.m., local time.

  As fully described in the accompanying proxy statement, in addition to the election of directors, you are being asked to consider a vote upon a shareholder proposal opposed by the Board seeking to modify the Company's confidential voting policy.

  Please carefully review the proxy statement and then complete and execute your proxy and return it promptly to the Company's independent judges of election and vote tabulators, Chemical Mellon Shareholder Services, L.L.C. The vote of each shareholder is important to the Board of Directors. We appreciate your time and attention to this letter and the accompanying proxy statement.

                                      Sincerely yours,

                                      /s/ George A. Lorch

                                      George A. Lorch
                                      Chairman and Chief Executive Officer


March 18, 1996

                        ARMSTRONG WORLD INDUSTRIES, INC.

                            Lancaster, Pennsylvania

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING


  The Annual Meeting of the Shareholders of Armstrong World Industries, Inc., will be held, in accordance with a resolution of the Board of Directors adopted pursuant to the bylaws of the Company, on Monday, April 29, 1996, at 10:00 a.m., local time, at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, U.S.A., for the following purposes:

  .  To elect three directors for terms expiring in 1999;

  . To vote upon a shareholder proposal to modify the Company's confidential voting policy; and

  .  To transact such other business as may properly come before the meeting.

  Only holders of Common Stock and the holders of Series A ESOP Convertible Preferred Stock of record on the books of the Company at the close of business on February 23, 1996, will be entitled to vote at the meeting.

  The Board's nominees for directors are set forth in the accompanying proxy statement.

  Your vote is important. Please mark, date and sign your proxy and promptly mail it in the enclosed envelope to the Company's independent judges of election and vote tabulators, Chemical Mellon Shareholder Services, L.L.C.

  Under the Company's confidential voting policy, you may request that your vote be treated confidentially. Employee participants' votes under the Armstrong Employee Stock Ownership Plan and the Retirement Savings Plans are treated confidentially.

  THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                     L. A. Pulkrabek
                                     Senior Vice President, Secretary
                                     and General Counsel


March 18, 1996

                        ARMSTRONG WORLD INDUSTRIES, INC.
                         Liberty and Charlotte Streets
                              Lancaster, PA 17603

                                PROXY STATEMENT

  Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of the Shareholders on Monday, April 29, 1996. The proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 18, 1996.

  Only holders of Common Stock and Series A ESOP Convertible Preferred Stock (the "ESOP Stock") of record on the books of the Company at the close of business on February 23, 1996 (the "Record Date"), will be entitled to vote at the meeting. On the Record Date there were 37,016,141 shares of Common Stock of the Company outstanding and 5,380,932 shares of ESOP Stock outstanding.

  If a shareholder participates in the Company's Automatic Dividend Reinvestment Plan, the proxy sent to each shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Automatic Dividend Reinvestment Plan account.

  Holders of Common Stock and ESOP Stock of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per share and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder's proxies, may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute among two or more nominees as many votes as shall equal the number of directors to be elected multiplied by the number of the shareholder's shares. The nominees receiving the greatest number of votes will be elected directors.

  Under the Company's confidential voting policy, you may choose to have your vote treated confidentially by checking the confidential voting box or by otherwise informing the judges of election. A representative of Chemical Mellon Shareholder Services, L.L.C., has been appointed by the Board of Directors as an independent judge of election and to tabulate the vote. Employee participants' votes under the Armstrong Employee Stock Ownership Plan and the Retirement Savings Plans are treated confidentially. If you communicate with the Company by adding a comment on your proxy card or enclosing a note, Chemical Mellon Shareholder Services, L.L.C., will convey your comments to the Company in a fashion which will preserve any requested confidential vote.


                             ELECTION OF DIRECTORS

  Both Robert F. Patton and Michael C. Jensen have advised the Company that they will not stand for reelection as directors following completion of their terms of office as of the annual shareholders' meeting. Mr. Patton has served as a director for nearly 20 years during which time he served as Chairman and as a member on all committees of the Board. Mr. Jensen has served since 1990 and has been a active contributor to committee activity and Board initiatives.

  Effective July 31, 1995, H. Jesse Arnelle was elected as a new director and has been nominated by the Board of Directors for election at this year's shareholders' meeting. Also nominated for election is Donald C. Clark, presently Chairman of Household International, Inc. George A. Lorch, Chairman of the Board and Chief Executive Officer of the Company is the third nominee. Each nominee is nominated to serve a term of three years. The Company's bylaws provide that the stated number of directors shall be not less than nine nor more than thirteen.

  The Company has been advised by persons named in the accompanying proxy that they intend to vote pursuant to the proxy for the election of the following persons and, if necessary, to exercise cumulative voting rights to secure the election of as many as possible of the following nominees: H. Jesse Arnelle, Donald C. Clark and George A. Lorch. Each individual nominated for election as a director of the Company has agreed to serve if elected. However, the Company is informed that in the event of the refusal or inability of any nominee for director to serve, the persons named in the accompanying form of proxy intend to vote at the meeting pursuant to the proxy for the election of such other person, if any, as may be nominated by the Board of Directors, subject to the right of the persons named in the proxy to exercise cumulative voting rights as described above.

                      ------------------------------------
                      NOMINEES FOR TERMS TO EXPIRE IN 1999
                      ------------------------------------

H. JESSE ARNELLE
Senior Partner
Arnelle, Hastie, McGee, Willis & Greene

Member--Armstrong Audit Committee and Finance and Pension Committee

Director since 1995             Age 62

[PHOTO APPEARS HERE]

Mr. Arnelle is a senior partner and co-founder of Arnelle, Hastie, McGee, Willis & Greene, a San Francisco based corporate law firm. He is a graduate of the Pennsylvania State University and the Dickinson School of Law. Mr. Arnelle is Chairman of the Board of Trustees of the Pennsylvania State University and serves on the Boards of Wells Fargo & Company and Wells Fargo Bank, N.A., WMX Technologies, Inc., FPL Group, Inc., Eastman Chemical Company, Textron Corporation and Union Pacific Resources, Inc.

DONALD C. CLARK
Chairman of the Board
Household International, Inc.

                                Age 64

[PHOTO APPEARS HERE]

Mr. Clark is a graduate of Clarkson University and Northwestern University where he earned his MBA degree. He joined Household International, Inc. (consumer financial services) in 1955 and, after holding a number of managerial and executive positions, was elected Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive
Officer and will be retiring as a Director and Chairman of the Board in May, 1996, as a result of reaching Household's mandatory retirement age for employee directors. Mr. Clark is a Director of the Evanston Hospital, The Chicago Council on Foreign Relations, The Lyric Opera of Chicago, Ripplewood Holdings L.L.C. and is a trustee of Northwestern University and Clarkson University. He is also a Director of Warner-Lambert Company, Ameritech Corporation and Scotsman Industries, Inc.

GEORGE A. LORCH
Chairman, President and Chief Executive Officer of Armstrong

Director since 1988             Age 54

[PHOTO APPEARS HERE]

Mr. Lorch is a graduate of Virginia Polytechnic Institute. He began his Armstrong association in 1963. He has served as the Company's Chairman of the Board since April 1994. Prior to his election as President and Chief Executive Officer in September 1993, he served as Executive Vice President from 1988. After various assignments in marketing (1963-1983) with Armstrong and an Armstrong subsidiary, he served as Group Vice President for Carpet Operations during the period 1983 to 1988. Mr. Lorch is a Director of The Stanley Works, Household International, Inc., and Dal-Tile International Inc. He is a member of The Policy Committee of the Business Roundtable and a member of The Pennsylvania Business Roundtable.

                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1996
                      ------------------------------------

MICHAEL C. JENSEN
The Edsel Bryant Ford Professor of Business Administration, Graduate School of Business Administration, Harvard University

Member--Armstrong Audit Committee and Finance and Pension Committee

Director since 1990             Age 56

[PHOTO APPEARS HERE]

Professor Jensen earned his PhD in economics, finance, and accounting from the University of Chicago; an MBA degree from that institution; and an AB degree from Macalester College. Before joining the faculty of the Harvard Business School in 1985, he taught graduate courses at the University of Rochester (1967-
1988). He also has taught at Northwestern University (1967) and as a visiting lecturer at the University of Bern in Switzerland (1976). He is a noted author on a wide range of economic, finance and business topics in scholarly journals, books and the popular and business press. Dr. Jensen is President of Social Science Electronic Publishing, Inc., and is a member of the Board of Directors of Analysis Group.

ROBERT F. PATTON
Chairman, Bank Consulting Associates

Member--Armstrong Audit Committee (Chairman) and Finance and Pension Committee

Director since 1976             Age 68

[PHOTO APPEARS HERE]

Mr. Patton is a graduate of Westminster College and Harvard Law School. Since 1990, he has been Chairman of Bank Consulting Associates which provides consulting services to financial institutions. He served as Vice Chairman of Integra Financial Corporation in 1989 and as Chairman of Union National Corporation (banking) from 1983 to 1989. Previously, he had practiced law for 30 years with the Pittsburgh firm of Buchanan Ingersoll Professional Corporation, a firm which has represented the Company for many years. Mr. Patton is a member of the Boards of Directors of Westminster College, Desert Ministries, Inc., and Pittsburgh History and Landmarks Foundation. He is a Director of Integra Financial Corporation and Chairman of its Executive Committee.

                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1997
                      ------------------------------------

VAN C. CAMPBELL
Vice Chairman, Corning Incorporated

Member--Armstrong Audit Committee, Finance and Pension Committee (Chairman), and Public Policy Committee

Director since 1991             Age 57

[PHOTO APPEARS HERE]

Mr. Campbell graduated from Cornell University and holds an MBA degree from Harvard University. He is Vice Chairman of Corning Incorporated (glass and ceramic products) and is a member of its Board of Directors. He also serves on the Boards of Dow Corning Corporation and General Signal Corporation. Mr. Campbell is a Trustee of the Corning Foundation, the Rockwell Museum and the Corning Museum of Glass, serves on Advisory Boards for the Fuqua School of Duke University and Cornell University and is active in community affairs.

URSULA F. FAIRBAIRN
Senior Vice President--Human Resources
Union Pacific Corporation

Member--Armstrong Board Affairs and Governance Committee, Management Development and Compensation Committee, and Public Policy Committee

Director since 1993             Age 53

[PHOTO APPEARS HERE]

Mrs. Fairbairn is a graduate of Upsala College and holds a MAT in mathematics from Harvard University. Since 1990, she has served as Senior Vice President, Human Resources, Union Pacific Corporation (transportation and natural resources). Prior to joining Union Pacific, Mrs. Fairbairn worked for 24 years with IBM Corporation (computer technology) in various sales and human resources positions, including Vice President, Marketing Operations. She served as IBM Director of Education and Management Development (1987-1990). She serves on the Boards of General Signal Corporation and V.F. Corporation. Mrs. Fairbairn is on the Executive Committees of the Labor Policy Association and The Business Roundtable Employee Relations Committee. She is active in community affairs and serves on the Board of Associates of Muhlenberg College.

J. PHILLIP SAMPER
Chairman and Chief Executive Officer
Cray Research, Inc.

Member--Armstrong Board Affairs and Governance Committee, Management Development and Compensation Committee, and Public Policy Committee (Chairman)

Director since 1985             Age 61

[PHOTO APPEARS HERE]

Mr. Samper is a graduate of both the University of California at Berkeley and the American Graduate School of International Management. He also earned a master's degree in management from the Massachusetts Institute of Technology. In 1995, Mr. Samper became Chairman and Chief Executive Officer of Cray Research, Inc. (high performance computers and service). Through February 1995, Mr. Samper served as President of Sun Microsystems Computer Corporation (computer workstations), a major unit of Sun Microsystems, Inc.; he also acted briefly in a consulting and advisory role at Sun Microsystems, Inc. In 1990, Mr. Samper was the President and Chief Executive Officer of Kinder-Care Learning Centers, Inc. (child day care centers), a position from which he resigned in 1991. He retired as Vice-Chairman and Executive Officer of Eastman Kodak Company (photographic, chemical and health care products) in 1990 after a career spanning 28 years. As a Hispanic, Mr. Samper has been active in pro-Hispanic efforts nationally. He is a Director of Interpublic Group of Companies, Inc., and Sylvan Learning Systems, Inc.

                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1998
                      ------------------------------------

E. ALLEN DEAVER
Executive Vice President of Armstrong

Director since 1988             Age 60

[PHOTO APPEARS HERE]

Mr. Deaver is a graduate of the University of Tennessee and a former Army officer. He began his Armstrong career in 1960 and has served as Executive Vice President since 1988. Prior to that time, he gained experience in a variety of engineering and manufacturing positions in the United States and abroad. He was Group Vice President for Corporate Technology and New Business Development (1983-1988). Mr. Deaver is a director of the National Association of Manufacturers, the Pennsylvania Chamber of Business and Industry and the Pennsylvania Economy League. He is also a member of the Boards of Directors of Pennsylvania Power & Light Company, PP&L Resources, Inc., and Internacional de Ceramica S.A. de C.V.

JAMES E. MARLEY
Chairman of the Board
AMP Incorporated

Member--Armstrong Board Affairs and Governance Committee (Chairman), Management Development and Compensation Committee, and Public Policy Committee

Director since 1988             Age 60

[PHOTO APPEARS HERE]

Mr. Marley is a graduate of Pennsylvania State University and earned a master's degree in mechanical engineering from Drexel Institute of Technology. Since 1993, he has served as Chairman of the Board of AMP Incorporated (electrical/electronic connection devices), which he joined in 1963. Mr. Marley was President and Chief Operating Officer (1990-1992) and President (1986-1990). He has been active as a Director of The Polyclinic Medical Center, Harrisburg; The Pennsylvania Business Roundtable; Manufacturers' Alliance for Productivity and Innovation; and The Pennsylvania Chamber of Business and Industry. He is a Director of AMP Incorporated, Dauphin Deposit Corporation and Harsco Corporation.

JERRE L. STEAD
Former Chairman, President and Chief Executive Officer, Legent Corporation

Member--Armstrong Board Affairs and Governance Committee and Management Development and Compensation Committee (Chairman)

Director since 1992             Age 53

[PHOTO APPEARS HERE]

Mr. Stead is a graduate of the University of Iowa and was a participant in the Advanced Management Program, Harvard Business School. During 1995, he served as Chairman, President and Chief Executive Officer of Legent Corporation (integrated product and service software solutions) until its sale late in 1995. He was Executive Vice President, American Telephone and Telegraph Company (telecommunications) and Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. (1993-1994). He was President of AT&T Global Business Communications Systems (communications) (1991-
1993). Mr. Stead was Chairman, President and Chief Executive Officer (1989-1991) of Square D Company (industrial control and electrical distribution products). He currently is the John F. Connelly Executive on Campus at Georgetown University and is active on the Board of Visitors of the University of Iowa and on the Board of Trustees, Coe College. He also serves the Boards of Garrett Evangelical Seminary and The Northwestern Business School. He is a Director of RR Donnelley & Sons Company, TBG Holdings N.V., Autodesk, Inc., and American Precision Industries, Inc.

  The Board of Directors held 9 meetings during 1995. Each incumbent director attended at least 75% of the aggregate of the total meetings of the Board of Directors and meetings (22 in total during 1995) of the standing Audit, Board Affairs and Governance (formerly Board Development and Nominating), Management Development and Compensation, Finance and Pension and Public Policy Committees on which each such director served.

                            DIRECTORS' COMPENSATION

  During 1995, the directors who are not officers or employees of the Company were each compensated at the rate of $20,000 per year and, in addition, $1,000 for each Board and Committee meeting attended and $1,000 per diem plus reasonable expenses for special assignments in connection with Board activity. The annual fee paid to each Committee chairperson was increased to $3,000 effective April 1, 1995. Directors who are officers or employees of the Company are not separately compensated as directors or for attendance at Board or Committee meetings or as Committee chairpersons. Directors may elect to participate in the Armstrong Deferred Compensation Plan which is described on page 12. During 1995, seven nonemployee directors participated in the Armstrong Deferred Compensation Plan, and two nonemployee directors participated in the Deferred Compensation Plan for Non-Employee Directors (a plan as to which future deferrals were terminated June 25, 1990).

  On December 18, 1995, the Board voted to discontinue the Directors' Retirement Income Plan for directors who join the Board after January 1, 1996. Under the Plan, current directors who attain at least six years of Board service are eligible for retirement benefits following termination of Board service. The annual retirement benefit is equal to the Board retainer in effect on the date of termination and is payable for a period equal to the director's length of Board service. Payments cease upon a director's death. Current directors were given the choice to elect to discontinue Plan participation and waive their right to any accrued benefit. If a director made such an election, the director became eligible to receive awards of phantom shares of Company Stock under the Armstrong Deferred Compensation Plan. Under such an election, a director who has less than 12 years of Board service on January 1, 1996, became eligible to receive an annual award of 200 phantom shares commencing January 1, 1996, and continuing each January 1 up until the time the director attains 12 years of Board service. In addition, all directors who elected to discontinue participation in the Directors' Retirement Income Plan received a phantom share award to replace the value of the accrued benefit the director elected to forfeit. The phantom share award to each director was the greater of 200 shares times the number of full years of Board service as of January 1, 1996, or that number of shares whose fair market value as of January 1, 1996, equated to the present value of benefits accrued under the Directors' Retirement Income Plan. Seven of the eight current directors elected to discontinue their participation in the Directors' Retirement Income Plan and receive the phantom share awards. Any new director will receive an annual award of 200 phantom shares each January 1 up until the time the director attains 12 years of Board service.

  In addition to the foregoing, all nonemployee directors participate in the Restricted Stock Plan for Non-Employee Directors pursuant to which each nonemployee director is entitled to receive an initial award of 200 shares of Common Stock upon becoming a director and annual awards of shares of Common Stock on July 1 of each year. Under an award schedule approved by the shareholders, the current annual award of 200 restricted shares of Common Stock will increase to 300 shares effective July 1, 1997; 400 shares effective July 1, 1999; and 500 shares effective July 1, 2001. Under the Plan, the shares of Common Stock may not be transferred by the director and are subject to forfeiture until the earlier of the director's (1) death or disability, (2) failure to be reelected to the Board after being nominated, (3) retirement from the Board after six years of service (20% of the shares vest each year during the director's first five years of service on the Board) or (4) removal from the Board or failure to be nominated for reelection following a change of control of the Company. The shares are subject to forfeiture if the director is removed from the Board or is not nominated for reelection to the Board. Subject to these forfeiture provisions, each nonemployee director has the right to receive dividends on and has voting power with respect to the shares.

  The Board of Directors adopted a minimum stock ownership guideline for nonemployee directors equal to five times the annual Board retainer. Currently, this equates to $100,000 worth of Common Stock. Directors will have five years from date of notification to meet this ownership guideline. Shares awarded under the Restricted Stock Plan for Non-Employee Directors and deferred stock units held under the Armstrong Deferred Compensation Plan will be counted for purposes of satisfying the ownership guideline.


                         BOARD OF DIRECTORS COMMITTEES

  The Board of Directors has, among others, an Audit Committee, a Management Development and Compensation Committee and a Board Affairs and Governance Committee. The Committees receive their authority and assignments from the Board of Directors and report to the Board.

Audit Committee--The Committee is composed of Robert F. Patton (Chairman), H.
---------------
Jesse Arnelle, Van C. Campbell and Michael C. Jensen. The Committee held four meetings during 1995. In fulfilling its responsibilities, the Committee's activities included, but were not limited to, recommendation of the employment of the independent auditors; review of the scope and results of the independent auditors' audit activities and the fees proposed and charged therefor; review of nonaudit services of the independent auditors and the fees proposed and charged therefor; review of the scope and results of the internal audit activities; review of officers' travel and entertainment expenses; and review of the financial activities, financial position and related reports of the consolidated Company.

Management Development and Compensation Committee--The Committee is composed of
-------------------------------------------------
Jerre L. Stead (Chairman), Ursula F. Fairbairn, James E. Marley and J. Phillip Samper. The Committee held four meetings during 1995. In fulfilling its responsibilities, the Committee reviews and recommends to the Board of Directors matters involving the annual compensation of all directors who are officers of the Company; reviews the compensation budget for all officers of the

Company; and periodically reviews the management development plans, the salary and incentive compensation plans and the administration of such plans covering the salaried employees of the Company. Meeting annually, the Committee reviews matters of senior management succession. The Committee also administers the Long-Term Stock Option Plan for Key Employees, the 1993 Long-Term Stock Incentive Plan, the Company's Management Achievement Plan and the Armstrong Deferred Compensation Plan.

Board Affairs and Governance Committee--The Committee is composed of James E.
--------------------------------------
Marley (Chairman), Ursula F. Fairbairn, J. Phillip Samper and Jerre L. Stead. The Committee held three meetings during 1995. In fulfilling its responsibilities, the Committee reviews and recommends new director candidates for consideration by the Board of Directors and recommends to the Board the annual Board nominees. It also reviews and makes recommendations dealing with development, performance and effective functioning of the Board. The Board Affairs and Governance Committee will consider nominees recommended by shareholders of the Company. Such recommendations should be made in writing, should include a statement of the recommended nominee's qualifications and should be addressed to the Committee at the address of the Company. Actual nominations must be made in accordance with the procedures set forth in the Company's bylaws, a copy of which may be obtained upon written request to the Secretary of the Company. The Committee also reviews matters of nonemployee directors' compensation and administers the Restricted Stock Plan for Non-Employee Directors.

             DIRECTORS' AND EXECUTIVE OFFICERS' SECURITY OWNERSHIP

  The following tabulation shows the amount of all Armstrong stock-based holdings beneficially owned directly or indirectly by the Company's directors (and nominees), the named individuals set forth in Table 1 on page 11 and all the directors and executive officers as a group as of December 31, 1995. Also included are performance restricted shares earned by executive officers for the year ended December 31, 1995. Except as otherwise noted below, in each instance the nature of beneficial ownership consists of sole voting and investment power.

                     Common Stock and Stock-Based Holdings

                                                        Stock Options            Total Beneficial     Deferred
Name                              Stock/1/      Exercisable Within 60 Days/2/       Ownership       Stock Units/3/
----                              -----         --------------------------          ---------       -----------
H. Jesse Arnelle                       202                     --                       202               --
Henry A. Bradshaw                   18,521                 20,630                    39,151               --
Van C. Campbell                      1,000                     --                     1,000              204
Donald C. Clark                        200                     --                       200               --
E. Allen Deaver                     40,997                 45,900                    86,897               --
Dennis M. Draeger                   19,532                 33,370                    52,902               --
Ursula F. Fairbairn                    941                     --                       941              253
Michael C. Jensen                    3,352                     --                     3,352               --
George A. Lorch                     93,569                 56,200                   149,769               --
James E. Marley                      1,202                     --                     1,202               --
Robert F. Patton                     3,003                     --                     3,003               --
J. Phillip Samper                    1,229                     --                     1,229               --
Frederick B. Starr                  13,795                 30,720                    44,515               --
Jerre L. Stead                       2,849                     --                     2,849               --
Directors, nominees and            274,590                263,524                   538,114              993
executive officers as a group
(22 persons)

/1/ Includes 900 shares held by each nonemployee director (500 shares as to Mrs. Fairbairn, 700 shares as to Mr. Stead, 800 shares as to Mr. Campbell and 200 shares as to Mr. Arnelle) under the Company's Restricted Stock Plan for Non-Employee Directors, as to which each director has voting but not investment power, and which shares are subject to forfeiture in certain events. Also includes the 200 shares purchased by Mr. Clark on February 22, 1996.

The amounts also include shares of Common Stock which may be deemed to be beneficially owned under the Company's Employee Stock Ownership Plan (the "ESOP") assuming that the shares of ESOP Stock held for the account of such persons were converted into shares of Common Stock (each share of ESOP Stock being presently convertible into one share of Common Stock), as follows:
George A. Lorch--1,181; E. Allen Deaver--1,261; Frederick B. Starr--1,011; Henry
A. Bradshaw--884; Dennis M. Draeger--950; and current directors and executive officers as a group--8,449. Each of the named individuals and each member of the group has shared voting power and no investment power with respect to the shares of Common Stock which may be deemed to be allocated to him or her under the ESOP and is also deemed to beneficially own and has shared voting power and no investment power with respect to the same number of shares of ESOP Stock under the ESOP. The ownership of each such individual and all current directors and executive officers as a group represents less than 1% of the outstanding shares of ESOP Stock. For a description of the ESOP, see "Executive Officers' Compensation--Employee Stock Ownership Plan"; and for a description of the ownership of the ESOP Stock, see "Stock Ownership of Certain Beneficial Owners."

Also included are, in the case of Henry A. Bradshaw, the 269 shares owned by him indirectly under the Retirement Savings Plan for Salaried Employees ("RSP"); in the case of E. Allen Deaver, the 574 shares owned by him indirectly under the RSP; in the case of Dennis M. Draeger, the 24 shares owned jointly by Mr. Draeger with his wife, as to which he holds shared voting and investment power, and the 426 shares owned by him indirectly under the RSP; in the case of Michael C. Jensen, the 350 shares owned by his wife, as to which he disclaims beneficial ownership; in the case of George A. Lorch, the 60 shares owned jointly by Mr. Lorch with his wife, as to which he holds shared voting and investment power, and the 695 shares owned by him indirectly under the RSP; in the case of Robert F. Patton, the 1,403 shares owned by the Patton Family Partnership of which Mr. Patton is managing partner and has shared voting and investment power, and the 700 shares held by a trust of which Mr. Patton is sole beneficiary and for which he has sole voting and investment power; in the case of Frederick B. Starr, the 441 shares owned by him indirectly under the RSP; and, in the case of Jerre L. Stead, the 100 shares owned jointly by Mr. Stead with his wife, as to which he holds shared voting and investment power.

With respect to current executive officers other than named individuals, the group amount includes the 3 shares held jointly with family members, as to which voting and investment power is shared, the 518 shares as to which beneficial ownership is disclaimed and the 916 shares owned indirectly under the RSP.

/2/ The individual and group amounts set out above include shares covered by stock options under the Long-Term Stock Option Plan for Key Employees and the 1993 Long-Term Stock Incentive Plan exercisable within 60 days.

/3/ Includes phantom shares of Company Stock held in the Stock Subaccount under the Armstrong Deferred Compensation Plan. The phantom shares of Company Stock are evidenced by a bookkeeping entry, and participants have no voting or investment power.

  The ownership shown under the "Total Beneficial Ownership" column for each director represents less than 1% of the shares of Common Stock outstanding on December 31, 1995. All current directors and executive officers as a group beneficially own approximately 1.5% of the shares of Common Stock outstanding on December 31, 1995.


               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  The Management Development and Compensation Committee is responsible for establishing the Company's overall philosophy and policies governing the compensation programs for management personnel. The competitiveness of the Armstrong executive compensation program is assessed by comparing the total value of the program elements (base salary, annual incentive, long-term incentives, employee benefits and perquisites) to that of a selected group of 20 other leading manufacturing companies with comparable sales revenue.

Executive Compensation Principles and Philosophy--The design of the executive
------------------------------------------------
compensation program is based on the principles that (1) the level and mixture of compensation opportunity be sufficient to attract, retain and motivate the caliber of executive talent vital to the Company's continued success, (2) incentive compensation be at risk and conditional on the attainment of performance goals that are directly related to increasing the long-term value of the Company and achieving superior levels of total shareholder return, and (3) individual senior managers be required to own specified amounts of Armstrong Common Stock to ensure an ownership stake and enhance the alignment of their personal interests with shareholder interests.

Annual Compensation--Base salaries are administered on a "pay for performance"
-------------------
philosophy. Each year, the Chairman and Chief Executive Officer (CEO) prepares a salary plan for each of the Company's officers that, among other things, takes into account their performance and contributions. The proposed salary plans are reviewed by the Committee and, subject to agreed-upon modification, approved for all officers of the Company. The Committee recommends to the Board of Directors for approval the annual base salary compensation of all officers who are directors of the Company.

The Company's primary annual incentive plan is the Management Achievement Plan. A participant can earn cash awards in relation to the attainment of corporate, business unit and individual goals. A specific weighting is assigned to each of these three achievement segments where such segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility.

Effective for 1995, the Management Achievement Plan was redesigned to incorporate a higher risk/higher reward philosophy. In addition, Economic Value Added (EVA(R)) replaced return on assets (ROA) as the Company's principal financial measure. EVA equals the dollar amount arrived at by taking net operating profit after taxes and subtracting a charge for the use of the capital needed to generate that profit. For the corporate achievement segment, the threshold at which incentives are paid has been raised from the level previously established under the ROA-based plan. Further, the cap or maximum award limit under the corporate achievement segment has been removed such that there will be incremental awards for higher levels of EVA achievement. The incentive awards for the Chairman and CEO, the Executive Vice President and the Senior Vice President and Chief Financial Officer were based entirely on corporate EVA achievement. At least 80% of the targeted annual incentive award for all other executive officers was based on corporate and/or business unit EVA goal achievement.

The Management Achievement Plan has been structured so that the level of cash compensation (base salary plus annual bonus) will exceed the median level of cash compensation for the selected group of companies when high levels of corporate, business unit and individual performance are achieved. Conversely, when the Company, business unit and individual fall short of established targets, the level of cash compensation will fall below the median level of cash compensation for the selected group.

Long-Term Incentive Compensation--The Company's 1993 Long-Term Stock Incentive
--------------------------------
Plan provides for the grant of stock options, performance restricted shares, and restricted stock awards. Each year, the Committee reviews and, where appropriate, authorizes long-term incentive grants under the plan. Restricted stock awards are made to key employees for purposes of special recognition and employment retention.

In 1995, stock options were granted at the fair market value of the stock on the date of the grant. In determining the number of stock options granted to management, the Committee took into account: position levels, the targeted amounts of the long-term incentive award for selected participants, and other factors determined to be relevant such as individual performance, employment retention and the number of shares available for issuance under the plan. If the stock price increases significantly, participants stand to realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

Performance restricted share grants were made to a group of selected senior executives, including all of the executive officers named in the Summary Compensation Table shown on page 11, except for Mr. Starr. The Committee considered position levels, the targeted amounts of the long-term incentive award, individual performance, employment retention and the number of shares available for issuance under the plan in determining the number of performance restricted shares to grant to the senior executive group. Grants made in 1995 are rights to earn shares of Armstrong Common Stock if the Company's total shareholder return performance over the three-year period from 1995 through 1997 meets specific goals established by the Committee. The number of performance restricted shares earned, if any, will be based on Armstrong's relative total shareholder return compared to that of 12 companies in the Peer Group Index selected by the Committee (referenced in footnote 2 on page 16). Shares earned will be subject to a three-year restriction period commencing January 1, 1998.

During 1995, Mr. Starr received no stock option or performance restricted share grants under the 1993 Long-Term Stock Incentive Plan. Instead, he and other key managers of Thomasville Furniture Industries, Inc., participated in the Thomasville Value Plan. The objective of the plan was to increase the value of Thomasville, thereby increasing the shareholder value of Armstrong. On December 29, 1995, Armstrong sold Thomasville to INTERCO Incorporated.

Stock Ownership Guidelines--Early in 1995, the Company adopted stock ownership
--------------------------
guidelines for the top 70 senior executives. These guidelines establish minimum levels of Armstrong stock ownership (including deferred stock units) executives are expected to meet within five years of notification, ranging from a value equal to one times base salary for lower level executives to four times base salary for the CEO. These ownership guidelines are intended to ensure that senior executives will have a significant ownership stake in the Company while providing an added incentive for the executives to focus on long-term shareholder value creation. In the first year of measurement, Messrs. Lorch and Deaver have satisfied their respective minimum levels of stock ownership. Two-thirds of the other executive officers have also met the minimum stock ownership guidelines.

Tax Deductibility Under Section 162(m)--The Committee's intention is that all
--------------------------------------
performance-based compensation be deductible for federal income tax purposes. It is the opinion of the Company that annual incentive payments under the Management Achievement Plan and all outstanding stock option grants and grants of performance restricted shares will qualify as performance-based compensation under Internal Revenue Code Section 162(m).

CEO Compensation--On December 18, 1995, the Board of Directors authorized a
----------------
special long-term incentive award of 250,000 stock options and 50,000 shares of restricted stock to Mr. Lorch in recognition of his outstanding performance as Chairman and CEO, and to serve to retain his employment with the Company for at least the next five years.

Under Mr. Lorch's leadership, the Armstrong organization achieved the following during 1995:

 . Posted record sales.

 . Implemented EVA as the Company's principal financial measure and tied annual incentive awards to EVA achievement. Armstrong earned in excess of the Company's cost of capital in 1995 for the second consecutive year.

 . In line with the Company's corporate strategy to divest businesses not meeting corporate objectives,

        --sale of Thomasville Furniture Industries and the champagne cork business,
        --American Olean Tile Company/Dal-Tile International business combination, and
        --announcement of the intent to sell the Textile Products Operations.

 . Produced a return on average capital employed of 12.2%. When compared to the 1994 results of the companies comprising the Standard & Poor's Industrials, this level of performance would place Armstrong in the top 30% of this group of companies.

 . Supported a 61% increase in the price of Armstrong Common Stock from $38.50 to $62 per share which increased the market value of the Company by $1 billion. Announced a 12.5% increase in the annual dividend rate from $1.28 to $1.44 per share.

 . Produced an average annual return to shareholders of 28.5% over the three-year period from 1993 through 1995. This placed Armstrong at the 89th percentile of companies comprising the Standard & Poor's 500 over this time frame.

 . Reached a repurchase level of 1,052,000 shares of Common Stock under the 2.5 million share repurchase program.

 . Building Products Operations won a Malcolm Baldrige National Quality Award.

These business and financial achievements were among the factors that caused the Committee to approve the 1995 compensation as displayed in the Summary Compensation Table on page 11.

The Chairman and CEO's total direct compensation opportunity at target has been established such that less than 35% of the total direct compensation opportunity will be fixed and represented by base salary earnings. The remainder will be performance-based, comprised of an annual cash incentive opportunity under the Management Achievement Plan and a stock-based long-term incentive opportunity under the 1993 Long-Term Stock Incentive Plan.

                             Management Development and Compensation Committee
                                         Jerre L. Stead, Chairman
                                         Ursula F. Fairbairn
                                         James E. Marley
                                         J. Phillip Samper.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mrs. Ursula F. Fairbairn, Messrs. James E. Marley, J. Phillip Samper and Jerre
L. Stead served as members of the Company's Management Development and Compensation Committee during 1995.

                        EXECUTIVE OFFICERS' COMPENSATION

  The following table shows the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years:

                      TABLE 1: SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------------------
                                                ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                         ---------------------------------  --------------------------------------
                                                                                      Awards              Payouts
                                                                            --------------------------   ---------
                                                                    Other                                                All
                                                                   Annual    Restricted                                 Other
                                                                   Compen-     Stock        Options/        LTIP       Compen-
Name and                                 Salary        Bonus       sation      Award(s)       SARs         Payouts     sation
Principal Position              Year       ($)          ($)/1/      ($)/3/      ($)/5/        (#)           ($)/6/       ($)/7/
-------------------------------------------------------------------------------------------------------------------------------
G. A. Lorch                     1995     587,500      929,425        -      3,137,500/4/    276,500/4/    772,334       22,807
Chairman and                    1994     537,600      612,864        -        584,218        12,500             0       19,798
Chief Executive Officer         1993     373,700      133,684        -              0         7,800             0       13,573
-------------------------------------------------------------------------------------------------------------------------------
E. A. Deaver                    1995     433,350      636,592        -              0        15,200       772,334       23,921
Executive Vice President        1994     381,600      362,520        -        501,093        10,000             0       20,056
                                1993     327,100      106,018        -              0         7,800             0       14,566
-------------------------------------------------------------------------------------------------------------------------------
F. B. Starr                     1995     279,200    1,002,253/2/     -              0             0             0       25,239
President, Thomasville          1994     264,000      425,903        -         33,443             0             0       13,969
Furniture Industries, Inc.      1993     252,000      140,794        -              0             0             0       10,972
-------------------------------------------------------------------------------------------------------------------------------
H. A. Bradshaw                  1995     252,000      289,258        -         45,875         7,150       396,056       13,726
President, Worldwide            1994     231,600      231,600        -         83,905         4,350             0       12,334
Building Products Operations    1993     210,000       86,772        -              0         3,950             0        3,432
-------------------------------------------------------------------------------------------------------------------------------
D. M. Draeger                   1995     271,200      187,616        -         35,925         8,900       435,674       16,725
President, Worldwide            1994     256,800      232,276        -        104,687         5,000             0       14,562
Floor Products Operations       1993     234,800      119,278        -              0         4,350             0       11,122
-------------------------------------------------------------------------------------------------------------------------------

/1/ Bonuses are paid in the year following the year in which shown.

/2/ This amount includes the year-end value of Thomasville phantom shares earned by Mr. Starr under the Thomasville Value Plan and a special contingent incentive award related to the sale of Thomasville. On December 29, 1995, Armstrong sold Thomasville to INTERCO Incorporated.

/3/ Aggregate value does not exceed the lesser of $50,000 or 10% of shown salary and bonus.

/4/ On December 18, 1995, the Board of Directors made a special long-term incentive award to Mr. Lorch consisting of 50,000 shares of restricted stock and 250,000 stock options. These awards were made in recognition of Mr. Lorch's outstanding performance as Chairman and CEO, and to serve to retain his employment with the Company for at least the next five years. The shares of restricted stock vest and become free of restrictions in one-third increments at three, four and five years from the date of the award. The stock options become exercisable in one-third increments at three, four and five years from the date of the grant. The shares of restricted stock vest and the stock options become exercisable upon a change in control of the Company.

/5/ Mr. Bradshaw received a restricted stock award of 1,000 shares of Common Stock in recognition of his contributions to the Company and to serve to retain his employment. Mr. Draeger received a restricted stock award of 600 shares of Common Stock in recognition of his contributions to the Company. Both awards are subject to a three-year restriction period from the date of grant, provided that the restrictions lapse upon a change in control of the Company. The number and value of all shares of restricted stock held by each of the Named Executives as of December 31, 1995, which includes performance restricted shares earned under the 1993 grants and shares that can be earned under the 1994 and 1995 grants, was as follows: George A. Lorch--83,739 ($5,191,818); E. Allen Deaver--29,192 ($1,809,904); Frederick B. Starr--743 ($46,066); Henry A. Bradshaw--11,821
($732,902); and Dennis M. Draeger--12,403 ($768,986). In order to earn the performance restricted shares granted in 1994 and 1995, the Company's total shareholder return for the two three-year periods ending in 1996 and 1997 must meet specific goals established by the Management Development and Compensation Committee. During the performance periods, participants are credited with dividend equivalents which are used to grant additional performance restricted shares that are subject to the same performance requirements and the same terms and conditions.

/6/ Performance restricted shares earned pursuant to the 1993 grant which are restricted for four years: George A. Lorch--12,457 shares; E. Allen Deaver-- 12,457 shares; Henry A. Bradshaw--6,388 shares; and Dennis M. Draeger-- 7,027 shares.

/7/ These amounts include the above-market interest credited to each named individual's Armstrong Deferred Compensation Plan Account: George A. Lorch-- $20,313; E. Allen Deaver--$19,219; Frederick B. Starr--$14,614; Henry A. Bradshaw--$10,494; and Dennis M. Draeger--$13,697.

The amounts also include the imputed income for Group Life Insurance in excess of $50,000: George A. Lorch--$576; E. Allen Deaver--$1,404; Frederick B. Starr-- $0; Henry A. Bradshaw--$900; and Dennis M. Draeger--$900.

The amounts also include vested amounts to ESOP for members' Equity and Bonus
Accounts: George A. Lorch--$1,918; E. Allen Deaver--$3,298; Frederick B. Starr-- $2,311; Henry A. Bradshaw--$2,332; and Dennis M. Draeger--$2,128.

Management Achievement Plan--The Management Achievement Plan is designed to
---------------------------
promote the Company's financial success by motivating key Company and selected subsidiary executives to produce outstanding results by providing them the opportunity to earn additional financial rewards based on the attainment of defined corporate, business unit and individual goals. Under the Plan, the Company establishes for each participant at the beginning of each year a target incentive cash award based on the achievement of defined corporate, business unit and individual goals. At the end of the year, the results actually achieved are evaluated against these goals to determine the amount, if any, of additional compensation earned by individuals participating in the Plan.

Deferred Compensation Plan--To enhance the retention and attraction of high-
--------------------------
quality members of the Board of Directors and upper management, the Board approved in 1985 a Deferred Compensation Plan covering directors and certain management employees to be selected by a deferred compensation committee. Under the Plan, employee participants can elect to defer up to 20% of base salary and 100% of their actual bonus. Nonemployee directors can make voluntary elections to defer up to 100% of cash fees and may also receive deferred stock units as described under the Directors' Compensation section on page 5. Participants are eligible to receive certain supplemental retirement benefits upon retirement or the attainment of a certain age. Payment of the supplemental retirement benefit normally is by monthly annuity for a period of 15 years (10 years in the case of nonemployee directors). Scheduled survivor benefits also are payable. If an employee participant resigns without the Company's consent or if a director leaves the Board prior to completing one year of service, then, in lieu of the supplemental benefit, a lump-sum amount not to exceed the amount actually deferred to the date of termination plus interest at 6% per annum is payable. Certain termination situations following a change of control of the Company permit participants the option to receive a lump-sum amount, including investment gains or losses, as if the supplemental retirement benefit were payable, less a penalty. Irrevocable trusts are funded with assets having the present value of the estimated future benefits for all deferrals completed through 1992 for all active and retired participants. For deferrals completed in 1993 and beyond, the trusts will be funded with assets having a present value equal to the projected account balance through the end of the current year. The majority of the present value of these assets is represented by life insurance policies owned by the trusts on the lives of participants in the Plan. Benefits under the Deferred Compensation Plan are financed so that the Company anticipates recapturing the benefit costs under the Plan.

Retirement Savings Plan for Salaried Employees ("RSP")--Under the RSP, as
------------------------------------------------------
amended, all full-time salaried employees of the Company who meet certain eligibility criteria may elect to have withheld from their regular and incentive compensation either certain pretax or after-tax amounts for investment in any of nine Plan funds, including an Armstrong Common Stock Fund. Employees' contributions in the Armstrong Common Stock Fund are funded on a current basis with the trustee who purchases stock in the open market and holds it for the account of each employee. The Plan contains provisions governing transfers among funds and various payment and withdrawal provisions. Upon termination of employment, death or retirement, a participant may direct that amounts credited to his or her accounts under the Plan be distributed in the form of either a lump sum or an annuity. A participant who elects to receive a lump-sum distribution may elect to receive amounts credited to the Armstrong Common Stock Fund in the form of cash or Common Stock.

Employee Stock Ownership Plan ("ESOP")--The ESOP is both a stock bonus plan with
--------------------------------------
a cash or deferred arrangement and an employee stock ownership plan qualified under Section 401 of the Internal Revenue Code. The Plan is designed to invest primarily in Armstrong stock through leveraged purchases. Under the Plan, members in the ESOP receive interests in shares of the Company's ESOP Stock held by a trust established under the Plan. Each share of ESOP Stock is convertible into one share of Armstrong Common Stock (subject to adjustment in certain events) at the option of Mellon Bank, N.A., as trustee. The trustee has the right to sell shares of ESOP Stock back to the Company for $47.75 per share at the time a member in the ESOP separates from service so that upon distribution of a member's account under the Plan, the member will receive (in cash or Common Stock at the election of the member) the higher of (i) the market value of the Common Stock, or (ii) $47.75 for each share of ESOP Stock credited to the member's account under the Plan. All employees of the Company or of participating subsidiaries of the Company who meet certain eligibility criteria are covered under the Plan.

An eligible employee may elect to reduce his or her compensation by 1%, 2%, 3% or 4%, subject to certain limitations. Shares of ESOP Stock are allocated to members' Exchange Contribution Accounts so that each member who reduced his or her compensation will have allocated, to his or her Exchange Contribution Account, Company stock with a value as of the date of allocation equal to the amount by which his or her compensation was reduced. In addition, shares will be allocated automatically to the Equity Accounts of members employed by the Company (but not participating subsidiaries generally) according to a schedule generally based on such member's age. Because the Equity Account is intended to provide a source of funds to replace certain retiree medical benefits which were previously provided by the Company, the schedule is designed to provide for greater allocations of shares for older employees, since such employees are closer to retirement age and thus will need to purchase retiree medical insurance at an earlier date than younger employees. Shares of ESOP Stock available for allocation after the above allocations have been made will be allocated to the Bonus Account of each participant in the Exchange Contribution feature of the Plan in proportion to the ratio of Exchange Contributions made on behalf of the member to the Exchange Contributions made on behalf of all members. A member, or his or her beneficiary, is entitled to receive a distribution of his or her vested ESOP accounts upon death or any other separation from service in the form of cash or, upon request, Company Common Stock. The Plan provides for accelerated vesting of a member's ESOP accounts in certain events including a change in control of the Company.

Under the Plan, shares of ESOP Stock or, upon conversion, Common Stock, allocated to a participant's account are voted by the ESOP trustee in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as directed shares are voted.

Employment Protection Plan for Salaried Employees--The Company's Employment
-------------------------------------------------
Protection Plan for Salaried Employees is designed to encourage the attraction of new employees and to reinforce and encourage the continued attention and dedication of all salaried employees of the Company, as well as to protect certain rights and benefits of employment. Under the Plan, all salaried employees of the Company are entitled to severance pay and continuation of benefits if they are terminated for other than cause or resign for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, as defined in the Plan. The amount of the severance pay to which an eligible employee is entitled is based on the employee's length of service and cash compensation, ranging from a minimum of two weeks' pay to a maximum of 104 weeks' pay, subject to certain limitations, and is payable in a lump sum promptly following the employee's date of termination. The amount of the severance pay to which each of the Named Executives in Table 1 would be entitled under the Plan if the events that trigger payment had occurred on December 31, 1995, is as follows: George A. Lorch--$1,467,368; E. Allen Deaver---$1,095,236; Frederick B. Starr--$0; Henry A. Bradshaw--$677,544; and Dennis M. Draeger--$780,956.

Severance Pay Plan for Salaried Employees--The Company's Severance Pay Plan for
-----------------------------------------
Salaried Employees, adopted in 1990 and effective May 1, 1989, is designed to cushion the effects of unemployment for those salaried employees whose employment is terminated on action initiated by the Company under certain conditions. All salaried employees of the Company are eligible for severance pay if they are terminated by the Company and are not otherwise excluded from the receipt of such benefits for reasons set forth in the Plan. No employee is eligible for severance pay where the employee voluntarily terminates employment or where the termination is in connection with the sale of a plant, unit, division or subsidiary and the employee has the opportunity for continued employment in a similar position with comparable compensation and within the same geographic area with a successor organization. The amount of the severance pay that an eligible employee may receive is based on the employee's length of service, the reason for the termination and cash compensation, ranging from a minimum of two weeks' pay to a present maximum of 78 weeks' pay, subject to certain limitations, and may be paid by salary continuation or lump-sum payments or a combination of periodic or lump-sum payments.

                 TABLE 2: OPTION/SAR GRANTS IN LAST-FISCAL YEAR

  The following table sets forth information regarding the grant of stock options during 1995 under the Company's 1993 Long-Term Stock Incentive Plan ("the Plan") to each of the Named Executives:

-------------------------------------------------------------------------------------------------------
                                         Individual Grants
-------------------------------------------------------------------------------------------------------
                                         Percent Of
                          Options/      Total Options/
                           SARs         SARs Granted     Exercise Or                    Grant Date
                         Granted/1/     To Employees      Base Price     Expiration    Present Value/2/
Name                       (#)         In Fiscal Year     ($/share)         Date            ($)
-------------------------------------------------------------------------------------------------------
 G. A. Lorch              26,500             4.1           45.875         02/25/05        341,850
                         250,000            38.9           62.750         12/17/05      3,982,500
 E. A. Deaver             15,200             2.4           45.875         02/25/05        196,080
 F. B. Starr                   -               -                -                -              -
 H. A. Bradshaw            7,150             1.1           45.875         02/25/05         92,235
 D. M. Draeger             8,900             1.4           45.875         02/25/05        114,810
-------------------------------------------------------------------------------------------------------

/1/ With certain exceptions for death or disability and defined change in control events under the Plan, most options/SARs are exercisable 18 months from the date of grant. The 250,000 stock options granted to Mr. Lorch become exercisable in one-third increments at three, four and five years from the date of grant, provided that the stock options become exercisable immediately upon a change in control of the Company.

/2/ In accordance with Securities and Exchange Commission rules, the estimated grant date present values were determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the model include: an option term of ten years, volatility of 25.4% (calculated using daily stock prices for a one-year period), dividend yield of 2.7%, an interest rate of 6.6% (rate on a U.S. Treasury security with a ten-year maturity), a reduction of 10.5% to reflect the probability of forfeiture prior to vesting and a reduction of 12.1% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate value of the options will depend on the future market price of the Company's stock which cannot be forecast with reasonable accuracy.


          TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table sets forth information regarding the exercise of stock options during 1995 and the unexercised options held as of the end of 1995 by each of the Named Executives:

--------------------------------------------------------------------------------------------------------------------
                                          Value                    Number Of                Value Of Unexercised,
                                         Realized           Unexercised Options/SARs        In-The-Money Options/
                        Shares         (market price          At Fiscal Year-End           SARs At Fiscal Year-End
                       Acquired       at exercise less                (#)                           ($)
                      On Exercise      exercise price)     ---------------------------   ---------------------------
Name                      (#)               ($)            Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
 G. A. Lorch              2,500            33,594            56,200         276,500       1,339,725       427,313
 E. A. Deaver             6,730           189,488            45,900          15,200       1,060,963       245,100
 F. B. Starr              2,380            69,615            30,720               0         864,768             0
 H. A. Bradshaw           7,290           184,510            20,630           7,150         493,593       115,294
 D. M. Draeger                0                 0            33,370           8,900         843,783       143,513
--------------------------------------------------------------------------------------------------------------------

        TABLE 4: LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------
                                                  Estimated Future Payouts Of Performance
                   Number Of      Performance     Shares Under Nonstock Price-Based Plan/2/
                  Performance     Period Until    -----------------------------------------
                  Restricted       Maturation     Threshold       Target         Maximum
   Name             Shares         Or Payout        (#)            (#)             (#)
-------------------------------------------------------------------------------------------
G. A. Lorch          4,550         1995-1997        2,275          4,550          13,650
E. A. Deaver         2,600         1995-1997        1,300          2,600           7,800
F. B. Starr/1/         -               -              -              -               -
H. A. Bradshaw       1,250         1995-1997          625          1,250           3,750
D. M. Draeger        1,550         1995-1997          775          1,550           4,650
-------------------------------------------------------------------------------------------

/1/ See footnote 2 to Table 1 on page 11.

/2/ The number of performance restricted shares earned will be determined on the basis of the Company's total shareholder return (share price appreciation plus reinvested dividends) over the performance period as compared to that of 12 other companies that compete in similar residential and nonresidential markets. These companies are listed under the peer group index described under the Performance Graph. The Committee has established an award achievement schedule that specifies threshold, target and maximum award performance levels. The target award will be earned if the Company's total shareholder return ranks fifth among the peer group. The threshold award will be earned if Armstrong ranks sixth among the peer group, and the maximum award will be earned if the Company finishes with the highest total shareholder return among the peer group. The maximum award will also be payable in the event of a change in control of the Company. No performance restricted shares will be earned if the Company's total shareholder return is less than zero. During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements and the same terms and conditions. Performance restricted shares that are earned will be converted to an equal number of shares of Common Stock. These shares will be subject to a three-year restriction period commencing January 1, 1998. Shares earned, including those acquired through reinvested dividends, will vest at a rate of one-third per year during the restriction period, subject to acceleration upon a change in control of the Company.

                               PERFORMANCE GRAPH
                Comparison of Five-Year Cumulative Total Return/1/
  Among Armstrong Common Stock, the S&P 500 Index, a Peer Group Index and the
     Dow Jones Home Furnishings & Appliances and Building Materials Indexes

The following graph compares the cumulative total return, including reinvestment of dividends, among the Company's Common Stock, a broad equity market index, a peer group index and two industry indexes for the last five years:

                             [GRAPH APPEARS HERE]

                                             1991  1992  1993  1994  1995
DOW JONES HOME FURNISHINGS & APPLIANCES/2/    163   207   293   234   268
PEER GROUP INDEX /2/                          146   178   237   204   260
DOW JONES BUILDING MATERIALS/2/               135   171   210   168   230
S & P 500                                     130   140   155   157   215
ARMSTRONG WORLD INDUSTRIES, INC.              122   138   238   177   293

/1/ Assumes $100 invested on December 31, 1990, in Company Common Stock or index including reinvestment of dividends. Fiscal year ending December 31.

/2/ A Peer Group Index was included in the performance graph which will replace the two industry indexes beginning next year. This peer group more accurately reflects the Company's mix of residential, nonresidential and international end-use markets. The peer group includes American Standard Co., Black & Decker, Masco Corp., Newell Co., Owens-Corning Fiberglas Corp., PPG Industries, Premark International, Shaw Industries, Inc., Sherwin-Williams Co., Stanley Works, USG Corp., and Whirlpool Corp. The two industry indexes are: the Dow Jones Home Furnishings & Appliances Index (which includes Black & Decker, Leggett & Platt, Inc., Maytag Corp., Shaw Industries, Inc., Whirlpool Corp. and Zenith Electronics Corp.) and the Dow Jones Building Materials Index (which includes Armstrong, Calmat Co., Manville Corp., Masco Corp., Owens-Corning Fiberglas Corp., Sherwin-Williams Co. and Vulcan Materials Co.).

                        RETIREMENT INCOME PLAN BENEFITS

  The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's Retirement Income Plan, which is a qualified defined benefit pension plan, as well as under the Company's Retirement Benefit Equity Plan, which is a partially funded, nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the table are based on compensation that is covered under the plans and years of service with the Company and its subsidiaries.

              TABLE 5: ANNUAL RETIREMENT BENEFIT BASED ON SERVICE


Average Final
Compensation      25 Years       30 Years       35 Years       40 Years
------------      --------       --------       --------       --------
 $  300,000       $112,000       $134,000       $157,000       $175,000
    400,000        151,000        181,000        211,000        235,000
    500,000        190,000        227,000        265,000        295,000
    600,000        228,000        274,000        319,000        355,000
    700,000        267,000        320,000        374,000        416,000
    800,000        306,000        367,000        428,000        476,000
    900,000        345,000        413,000        482,000        536,000
  1,000,000        383,000        460,000        536,000        596,000
  1,100,000        422,000        506,000        591,000        657,000
  1,200,000        461,000        553,000        645,000        717,000
  1,300,000        500,000        599,000        699,000        777,000
  1,400,000        538,000        646,000        753,000        837,000

  A participant's compensation covered by the Company's pension plan is the average of his or her annual compensation (as reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table) in the three best paid years in the 10 years prior to retirement. The 1995 annual covered compensation and estimated years of service under the Plan for each of the Named Executives were as follows: George A. Lorch--$1,200,364 (32.5 years); E. Allen Deaver--$795,870 (35.5 years); Frederick B. Starr--$463,789 (37.9 years); Henry
A. Bradshaw--$483,600 (32.9 years); and Dennis M. Draeger--$503,476 (33.5 years). Benefits shown assume retirement in 1995 and are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets. Mr. Starr's retirement benefit will be based on the benefit formula for former salaried employees of Thomasville Furniture Industries, Inc., which produces a slightly lower benefit than the figures shown in the above table.

  If the Retirement Income Plan is terminated within five years following a change in control of the Company, any Plan assets remaining after satisfying Plan liabilities are first to be applied to increase retirement income to employees, including the Named Executives, up to an amount that they would have been eligible to receive under the Plan assuming, on an actuarial basis, they continued employment until retirement. In the event a salaried member is terminated other than for cause or resigns for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, then such members with at least 10 years of service and at least 50 years of age would be eligible for early retirement without certain normal reductions applying and with the addition of certain Social Security replacement benefits; such members with 15 or more years of service also would receive credit under the Plan for an additional five years of service. The Retirement Benefit Equity Plan provides for certain restrictions on amendment or termination of the Plan following a change in control of the Company and provides for payment either by the Company or from an established and funded Retirement Benefit Equity Trust, a nonqualified trust under which assets are held to provide for the payment of benefits under the Retirement Benefit Equity Plan.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company based upon information furnished to the Company as of December 31, 1995:


                                          Amount and Nature of        Percent
Name and Address of Beneficial Owner      Beneficial Ownership        of Class
------------------------------------      --------------------        --------
FMR Corp.                                           5,573,473/1/       15.13%/2/
82 Devonshire Street
Boston, MA 02109-3614

Mellon Bank Corporation                             5,912,998/3/       13.98%/4/
One Mellon Bank Center
Pittsburgh, PA 15258-0001

/1/ FMR Corp. is the parent corporation of Fidelity Management & Research Company ("Fidelity"), an investment adviser to various mutual funds (the "Funds"). Mr. Edward C. Johnson, III, Chairman of FMR Corp., and members of his family may constitute a controlling group with respect to FMR Corp. Fidelity is the beneficial owner of 5,322,168 shares of Common Stock over which it has sole voting power. Mr. Johnson, FMR Corp., and the Funds, each has sole investment power over these shares. Fidelity votes these shares pursuant to directions from the Board of Trustees of each Fund. FMR Corp. is also the parent corporation of the Fidelity Management Trust Company, a beneficial owner of 251,305 shares of Common Stock. FMR Corp. has sole investment power over all these shares and sole voting power over 85,605 of the shares. Fidelity Magellan Fund, one of the Funds, owns 2,042,300 shares or 5.54% of the outstanding Common Stock.

/2/ In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon only the 36,864,812 shares of Common Stock that were outstanding on December 31, 1995.

/3/ Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation, is the trustee of Armstrong's Employee Stock Ownership ("Share in Success") Plan (the "ESOP"). In that capacity, Mellon Bank, N.A., may be deemed to be the beneficial owner of, and has shared voting power and sole investment power with respect to, 5,421,998 shares of Common Stock, or 12.83% of the voting shares outstanding, because the ESOP Stock is presently convertible, at the option of the trustee, into Common Stock on a one-to-one basis. In that capacity, Mellon Bank also beneficially owns, and has shared voting power and sole investment power with respect to, the same number of shares of ESOP Stock, which represents 100% of the outstanding shares of ESOP Stock. The ESOP Stock votes with the Common Stock as if converted. Under the ESOP, shares of ESOP Stock or, upon conversion, Common Stock, allocated to a participant's account are voted by the ESOP trustee in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as the directed shares are voted. Under the ESOP, in the event of a tender offer for the stock in the ESOP, the trustee is required to tender unallocated shares in the same proportion that allocated shares are tendered. Mellon Bank Corporation and its affiliates may be deemed to beneficially own an additional 491,000 shares of Common Stock, or 1.16% of the voting shares outstanding, in various fiduciary capacities, as to which Mellon Bank Corporation and its affiliates exercise sole voting power with respect to 404,000 shares, shared voting power with respect to 18,000 shares, sole investment power with respect to 441,000 shares and shared investment power with respect to 39,000 shares. Mellon Bank Corporation and its affiliates disclaim beneficial ownership of these shares.

/4/ In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total of the 36,864,812 shares of Common Stock and the 5,421,998 shares of ESOP Stock (which are presently convertible, at the option of the ESOP trustee, into Common Stock on a one-to-one basis) that were outstanding on December 31, 1995.

                              SHAREHOLDER PROPOSAL

  The New York City Employees' Retirement System has notified the Company that it will present the following resolution to modify the Company's existing confidential voting policy (the "Proposal") for consideration at the 1996 Annual Meeting of Shareholders. The Company's confidential voting policy is set forth below. In submitting the Proposal, the proponent disclosed holdings of 176,298 shares of Common Stock of the Company. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting.

  In accordance with the applicable proxy regulations, the Proposal is set forth below:

  RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

Shareholder Statement of Support

The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

Strong support was shown at the last annual meeting when 48.3% of the votes were cast in favor of this proposal.

It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

We hope that you would agree and vote FOR this proposal.
                                      ---

The Board's Statement in Opposition to the Shareholder Proposal

  The shareholder's Proposal disagrees with Armstrong's comprehensive confidential voting policy. The Company's confidential voting policy fairly addresses both the desire of some shareholders for confidential voting and the need of the Board of Directors to be able to fully "listen" to the shareholders.

  The proponent's Proposal was rejected by the Company's shareholders at the 1993, 1994 and 1995 annual meetings. In submitting the Proposal again this year, the proponent is effectively seeking to modify the Company's existing confidential voting policy. The Board of Directors has determined that the Proposal is not in the best interest of the Company or its shareholders. Accordingly, the Board urges shareholders to vote AGAINST the Proposal.

  The Board must serve in the best interest of all the Company's shareholders, large and small, independent and institutional. To so serve, the Board must be able to determine and to understand as clearly as possible how shareholders with different expectations vote on various issues, such as the present shareholder Proposal. The Board, after considering the various and often divergent interests and viewpoints of the shareholders, must proceed in the best interest of the Company and all of the shareholders. An open vote, rather than a mandated confidential vote, fosters this process. The Company's confidential voting policy, which encourages an open vote but permits confidentiality, has served its shareholders fairly since its adoption. The current policy seeks to address key issues of those who prefer confidential voting while preserving the essence of the Board's need to understand all of the Company's shareholders.

  The proponent concedes that there is "no imputation that [Armstrong] management has acted coercively" toward any shareholder group. The Board of Directors states unequivocally that it knows of no such coercion ever occurring at Armstrong and that such action would be contrary to Company policy. Proponent's suggestion of possible pressure or the appearance of retaliation is entirely hypothetical. The Company's corporate policy requires all directors, officers and employees of the Company to maintain high ethical standards and respect the inherent rights and dignity of all individuals. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed in the Company's policy.

  The Board of Directors believes proponent's Proposal goes too far in seeking to mandate political system confidential voting. Shares held by Armstrong employees in benefit plans are held in trust and voted by trustees who by the express terms of appointment by the Company are not permitted to disclose to anyone how the employee has voted. Other shareholders may choose confidential voting under the Company's policy. They may also choose to register their shares in the name of a bank, broker or other nominee, thus electing confidential treatment. Shareholders with whom the Company has a direct business relationship are individually contacted each year and given assurance that their vote shall be treated confidentially.

  The Board of Directors further believes that the effect of the shareholder Proposal is to limit the ability of the Board of Directors to clarify issues directly with shareholders and counter erroneous statements in contests other than where the election of directors is involved. The Board thinks this is wrong and could lead to potential harm to the shareholders.

  The confidential voting policy set out below was adopted by the Board of Directors and has been in effect since early 1994.

                      ARMSTRONG CONFIDENTIAL VOTING POLICY

  To respond to shareholders who prefer that their vote at shareholders' meetings not be made known to the Company, the Board of Directors of the Company has adopted the following policy governing the confidentiality of shareholder votes:

     The proxy ballot and voting process for the shareholders' meeting shall provide the means by which shareholders may expressly elect to have their votes treated confidentially.

     Acting in a coercive manner toward any shareholder is contrary to Company policy. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed.

     To underscore this policy, shareholders who the Company reasonably identifies as both holding a significant amount of Company stock and who may have a direct business relationship with the Company shall be contacted on an annual basis, informed of this policy statement and provided with assurances that their vote shall be treated confidentially in accordance with this policy. Furthermore, employee shareholders shall have their votes treated confidentially.

     To provide added assurance to those shareholders desiring confidential voting, the Company shall employ independent tabulators and judges of election for the shareholders' meetings. Company employees and agents assisting in the administration of the vote, solicitation, receipt and tabulation shall provide appropriate certification that they will treat shareholder votes confidentially in accordance with this policy.

     Excepting the second paragraph hereof, which shall apply in all shareholder voting, the foregoing shall not apply (a) in the event of a contested proxy solicitation, (b) if disclosure is necessary to meet state or federal legal requirements or where such information may be necessary to assist in making a claim or defending against a claim, or (c) if the shareholder requests or permits disclosure of its vote. To ensure a representative vote or quorum, proxy solicitors or independent tabulators (who have signed confidentiality certifications) may communicate with shareholders who have not voted.

     Shareholder comments on proxy cards shall be conveyed to the Company by the independent tabulators in such a fashion as to protect a confidential vote.

     The Board of Directors believes it is important that it understand the positions and preferences of its different shareholders on various issues. After considering the various and often divergent interests and viewpoints of the shareholders, the Board must proceed in the best interest of the Company and all of the shareholders. Accordingly, this policy shall not be construed so as to prohibit open and voluntary communication between the Company and its shareholders as to their voting policies or general preferences.

  Adoption of the shareholder's Proposal requires the affirmative vote of at least a majority of the votes present either in person or by proxy at the meeting. Unless otherwise directed, proxies will be voted AGAINST the shareholder's Proposal.

  The Board of Directors believes it has addressed the interests of most of those who prefer confidential voting and that it is in the interests of the Company and its shareholders to reject the Proposal, and it recommends a vote AGAINST.

                              INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Company's Audit Committee, appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for 1995. The Board of Directors at its January 29, 1996, meeting selected KPMG Peat Marwick LLP as auditors for 1996.

  A representative of KPMG Peat Marwick LLP will be present at the 1996 Annual Meeting to respond to appropriate questions and to make a statement if that representative so desires.

              1997 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

  Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1997 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of L. A. Pulkrabek, Secretary) not later than November 18, 1996. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

  The bylaws of the Company require that nominations for a director to be elected at the 1997 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than January 25, 1997. The bylaws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable bylaw from the Secretary of the Company upon written request.

                                 OTHER MATTERS

  The Board of Directors of the Company is not aware that any matter other than those listed in the notice of meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a director or if any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

  Any shareholder who executes and returns the proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Abstentions and broker nonvotes on any matter submitted to the shareholders for approval have the effect of votes against such matter since, under the Company's bylaws, the affirmative vote of at least a majority of the votes present and entitled to vote at the meeting, in person or by proxy, is necessary for approval of the matter. Broker nonvotes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

  The Company will pay the expense in connection with printing, assembling and mailing the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of mails, proxies may be solicited by directors, officers and other employees of the Company, personally or by telephone or telefax. The Company may request persons holding stock in their names or in the names of nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees and other fiduciaries. The fees and expenses of that firm for their services in connection with such solicitation are not expected to exceed $17,000.

  UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO L. A. PULKRABEK, SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, ARMSTRONG WORLD INDUSTRIES, INC., LIBERTY AND CHARLOTTE STREETS, P. O. BOX 3001, LANCASTER, PENNSYLVANIA 17604, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 18, 1996






EVA(R) is a trademark of Stern, Stewart & Co.

                       [LOGO OF ARMSTRONG APPEARS HERE]


ARMSTRONG RETIREMENT SAVINGS PLANS                       PARTICIPANT'S DIRECTION
TO: FIDELITY MANAGEMENT TRUST CO., TRUSTEE UNDER THE RETIREMENT SAVINGS PLANS
    OF ARMSTRONG WORLD INDUSTRIES, INC.

Pursuant to your notice accompanied by the proxy material in connection with the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 29, 1996, I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc., with respect to all shares of Common Stock as to which I have the right to give voting directions under the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc., the Retirement Savings Plan for Salaried Employees of Armstrong World Industries, Inc., or the Retirement Savings Plan for Hourly-Paid Employees of Thomasville Furniture Industries, Inc., the Retirement Savings Plan for Salaried Employees of American Olean Tile Company, Inc., or the Retirement Savings Plan for Production and Maintenance Employees of American Olean Tile Company, Inc., as follows. I understand you will hold these directions strictly confidential.

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

         THIS PARTICIPANT'S DIRECTION IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

If you plan to attend the Annual Meeting, please mark the Will Attend block. An admission ticket will be mailed to you.
                                                                 WILL ATTEND [_]

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR
Item 1.   ELECTION OF THREE DIRECTORS.
NOMINEES: H. Jesse Arnelle, Donald C. Clark and George A. Lorch
To withhold authority to vote for any individual nominee, write the nominee's name below.

   FOR all nominees                                WITHHOLD
listed (except as marked                           AUTHORITY
 to the contrary below)                     to vote for all nominees

          [_]                                         [_]
--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST
Item 2.  SHAREHOLDER PROPOSAL

        FOR [_]            AGAINST [_]             ABSTAIN [_]
--------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign (exactly as name(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
--------------------------------------------------------------------------------

                                            Date                          , 1996
                                            ------------------------------------
                                            Signature
                                            ------------------------------------

                       [LOGO OF ARMSTRONG APPEARS HERE]


ARMSTRONG EMPLOYEE STOCK OWNERSHIP PLAN                  PARTICIPANT'S DIRECTION
TO: MELLON BANK, N.A., TRUSTEE UNDER THE ARMSTRONG WORLD INDUSTRIES, INC.
    EMPLOYEE STOCK OWNERSHIP PLAN ("SHARE IN SUCCESS PLAN")

Pursuant to your notice accompanied by the proxy material in connection with the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 29, 1996, I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc. with respect to all shares of Series A ESOP Convertible Preferred Stock and all shares of Common Stock to which I have the right to give voting directions under the Armstrong World Industries, Inc. Employee Stock Ownership Plan ("Share in Success Plan") as follows. I understand you will hold these directions strictly confidential.

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.


         THIS PARTICIPANT'S DIRECTION IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

If you plan to attend the Annual Meeting, please mark the Will Attend block. An admission ticket will be mailed to you.
                                                                 WILL ATTEND [_]

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR
Item 1.   ELECTION OF THREE DIRECTORS.
NOMINEES: H. Jesse Arnelle, Donald C. Clark and George A. Lorch
To withhold authority to vote for any individual nominee, write the nominee's name below.

    FOR all nominees                                  WITHHOLD
listed (except as marked                              AUTHORITY
 to the contrary below)                        to vote for all nominees

         [_]                                             [_]
--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST
Item 2.  SHAREHOLDER PROPOSAL

            FOR [_]            AGAINST [_]            ABSTAIN [_]
--------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign (exactly as name(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
--------------------------------------------------------------------------------

                                            Date                          , 1996
                                            ------------------------------------
                                            Signature
                                            ------------------------------------

                       [LOGO OF ARMSTRONG APPEARS HERE]


ARMSTRONG WORLD INDUSTRIES, INC.                                           PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


E. Allen Deaver and George A. Lorch, or any one or more of them, with power of substitution in each, are hereby authorized to represent the undersigned at the Annual Meeting of the Shareholders of Armstrong World Industries, Inc., to be held at the principal office of the Company, Armstrong House North, in Lancaster, Pennsylvania, on Monday, April 29, 1996, at 10:00 a.m., local time, and at any postponement or adjournment thereof, and thereat to vote, as indicated below, the same number of shares as the undersigned would be entitled to vote if then personally present including shares, if any, credited to the undersigned's account under the Company's shareholder dividend reinvestment plan.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL.



                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

If you plan to attend the Annual Meeting, please mark the Will Attend block. An admission ticket will be mailed to you.
                                                                 WILL ATTEND [_]
Your vote will be treated confidentially if you mark the box just below.
[_]  PLEASE TREAT MY VOTE CONFIDENTIALLY AS PER COMPANY POLICY.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR
Item 1.   ELECTION OF THREE DIRECTORS.
NOMINEES: H. Jesse Arnelle, Donald C. Clark and George A. Lorch
To withhold authority to vote for any individual nominee, write the nominee's name below.

    FOR all nominees                                   WITHHOLD
listed (except as marked                               AUTHORITY
 to the contrary below)                          to vote for all nominees

         [_]                                              [_]
--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST
Item 2.  SHAREHOLDER PROPOSAL

           FOR [_]               AGAINST [_]               ABSTAIN [_]
--------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign (exactly as name(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.
--------------------------------------------------------------------------------

                                            Date                          , 1996
                                            ------------------------------------
                                            Signature
                                            ------------------------------------
                                            Signature
                                            ------------------------------------
                                            Title or Authority
                                            ------------------------------------